Exhibit 99.1

Valero Energy Corporation Reports

Record First Quarter Earnings

Outlook for 2005 Better Than 2004

SAN ANTONIO, April 21, 2005 — Valero Energy Corporation (NYSE: VLO) today reported record net income of $534 million, or $1.92 per share, for the first quarter of 2005, which is more than double last year’s first quarter net income of $248 million, or $.91 per share (split adjusted).   The company’s debt-to-capitalization ratio, net of cash, was 29.6 percent as of March 31, 2005, compared to 30.7 percent as of December 31, 2004.

First quarter operating income for the company’s refining segment was $933 million, compared to $495 million for the same period last year.  The significant increase in operating income was primarily the result of record sour crude discounts and distillate margins, which were nearly double last year’s levels.  In addition, throughput volumes were higher largely due to a full quarter contribution from the March 2004 acquisition of the Aruba refinery.

 “2005 is off to a great start and we are right on track to have another record year,” said Bill Greehey, Valero’s Chairman of the Board and Chief Executive Officer.  “Despite having three major turnarounds during the quarter, our earnings were nearly two dollars per share.  We continue to demonstrate the benefits of having a large, complex and geographically diverse refining system and the tremendous earnings power we have achieved through our leverage to sour crude processing.

“During the quarter, we processed approximately 1.2 million barrels per day of sour and acidic crudes, which is approximately seventy percent of our total crude throughputs.  And, of the sour crude oils we processed, 520,000 barrels per day were heavy sour crude oils, such as Maya, that were purchased at discounts of around $17 per barrel.  That compares to a Maya discount of only $9.38 per barrel last year in the first quarter.

“Refined product fundamentals were outstanding in the first quarter and reflect the strong demand for gasoline, distillate and petrochemical feedstocks that we continue to see.  U.S. gasoline demand is up one and a half percent year-to-date over last year’s record levels, despite record high pump prices.  Gasoline margins on the Gulf Coast in April have averaged $11.00 per barrel and the outlook, based on the forward curve, is indicating a $7.30 per barrel Gulf Coast gasoline margin for the full year.  Distillate margins are also outstanding and it has become clear that distillate margins are no longer driven primarily by the weather.  Growing global demand for distillate as a transportation fuel has caused on-road diesel and jet fuel to become more of an equal partner with gasoline on a margin basis.  For example, on the U.S. Gulf Coast, distillate margins for April have averaged around $10.00 per barrel, compared to just $0.85 per barrel in April of last year.  Distillate margins for the full year, based on the forward curve, are at about $8.00 per barrel, around $4.00 per barrel better than last year’s record average.

“Clearly, the refining industry has entered a new era.  As a result, we believe that we will continue to see higher highs and higher lows for both product margins and sour crude discounts in the future.  Last year, we delivered a 98 percent total shareholder return and the fundamentals for this year and next look just as good or better than we saw in 2004.  That’s why I have consistently said our 2005 results should significantly exceed our record 2004 earnings.  And, given our expectation that worldwide refined product demand will continue to outpace growth in refining capacity and the fact that sulfur specifications for gasoline and diesel will further tighten in 2006, we believe our trend of record-setting quarterly results will continue into 2006 and beyond.  For all these reasons, we are convinced that our stock continues to represent a tremendous value to investors,” said Greehey.

Valero’s senior management will hold a conference call at 3:00 p.m. ET (2:00 p.m. CT) today, April 21, to discuss this earnings release.  Analysts interested in listening to the presentation may access it by dialing 866/558-0225, reservation passcode 5518188.  International callers may access the presentation by dialing 706/634-0875, passcode 5518188.  The company intends to have a playback available following the presentation that may be accessed by calling 800/642-1687, reservation passcode 5518188.  A live broadcast of the conference call will also be available on the company’s website at www.valero.com.

Valero Energy Corporation is a Fortune 500 company based in San Antonio, with approximately 20,000 employees and annual revenues of approximately $55 billion.  The company owns and operates 15 refineries throughout the United States, Canada and the Caribbean. Valero’s refineries have a combined throughput capacity of approximately 2.5 million barrels per day, which represents approximately 12 percent of the total U.S. refining capacity. Valero is also one of the nation’s largest retail operators with more than 4,700 retail and wholesale branded outlets in the United States, Canada and the Caribbean under various brand names including Diamond Shamrock, Shamrock, Ultramar, Valero, and Beacon.  For more information, please visit www.valero.com.

Statements contained in this press release that state the company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934.  The words “believe,” “expect,” “should,” “estimates,” and other similar expressions identify forward-looking statements.  It is important to note that the company’s actual results could differ materially from those projected in its forward-looking statements.  For more information concerning factors that could cause actual results to differ from those expressed or forecast, see the company’s annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission and available on the company’s website at http://www.valero.com.  These factors include potential changes in gasoline, crude oil, distillate and other commodity prices, varying market conditions, actions of government, hostilities in oil producing regions, adverse rulings in litigation and potential delays or other changes in work and repair schedules.  The company undertakes no obligation to update or publicly release the result of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur or which the company becomes aware of after the date of this release, or to reflect the occurrence of unanticipated events.

VALERO ENERGY CORPORATION AND SUBSIDIARIES

EARNINGS RELEASE

(Millions of Dollars, Except per Share, per Barrel and per Gallon Amounts)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
STATEMENT OF INCOME DATA:
Operating Revenues (including $1,228 and $935, respectively, related to buy/sell arrangements) (1) (2)	$14,953	$11,082

Costs and Expenses:
Cost of Sales (1)	13,072	9,759
Refining Operating Expenses	591	497
Retail Selling Expenses	175	165
General and Administrative Expenses	83	83
Depreciation and Amortization Expense	186	141
Total Costs and Expenses	14,107	10,645

Operating Income	846	437

Equity in Earnings of Valero L.P.	9	10

Other Expense, Net	(2)	—

Interest and Debt Expense:
Incurred	(74)	(71)
Capitalized	11	9

Income Before Income Tax Expense	790	385

Income Tax Expense	256	137

Net Income	534	248

Preferred Stock Dividends	4	3

Net Income Applicable to Common Stock	$530	$245

Earnings per Common Share (3)	$2.07	$0.97

Weighted Average Common Shares Outstanding (in millions) (3)	256	252

Earnings per Common Share - Assuming Dilution (3)	$1.92	$0.91

Weighted Average Common Equivalent Shares Outstanding (in millions) (3)	278	272

BALANCE SHEET DATA:	March 31, 2005	December 31, 2004
Cash	$686	$864

Total Debt	$4,045	$4,313

Debt-to-Capitalization Ratio (net of cash) (4)	29.6%	30.7%

	Three Months Ended March 31,
	2005	2004
Operating Income (Loss) by Business Segment:
Refining	$933	$495
Retail:
U.S.	(15)	3
Northeast	25	31
Total Retail	10	34
Total Before Corporate	943	529
Corporate	(97)	(92)
Total	$846	$437

Depreciation and Amortization by Business Segment:
Refining	$154	$117
Retail:
U.S.	13	9
Northeast	5	6
Total Retail	18	15
Total Before Corporate	172	132
Corporate	14	9
Total	$186	$141

Operating Highlights:
Refining:
Throughput Margin per Barrel	$8.40	$6.28

Operating Costs per Barrel:
Refining Operating Expenses	$2.96	$2.81
Depreciation and Amortization	0.77	0.67
Total Operating Costs per Barrel	$3.73	$3.48

Throughput Volumes (Mbbls per Day):
Feedstocks:
Heavy Sour Crude	520	343
Medium/Light Sour Crude	596	517
Acidic Sweet Crude	106	100
Sweet Crude	545	552
Residuals	116	93
Other Feedstocks	121	138
Total Feedstocks	2,004	1,743
Blendstocks and Other	216	196
Total Throughput Volumes	2,220	1,939

Yields (Mbbls per Day):
Gasolines and Blendstocks	1,009	997
Distillates	685	570
Petrochemicals	72	73
Other Products (5)	464	309
Total Yields	2,230	1,949

	Three Months Ended March 31,
	2005	2004
Refining Operating Highlights by Region: (6)
Gulf Coast: (7)
Operating Income	$622	$273

Throughput Volumes (Mbbls per Day)	1,253	1,007

Throughput Margin per Barrel	$8.98	$6.56

Operating Costs per Barrel:
Refining Operating Expenses	$2.81	$2.91
Depreciation and Amortization	0.66	0.67
Total Operating Costs per Barrel	$3.47	$3.58

Mid-Continent:
Operating Income	$34	$48

Throughput Volumes (Mbbls per Day)	291	289

Throughput Margin per Barrel	$5.13	$4.99

Operating Costs per Barrel:
Refining Operating Expenses	$3.15	$2.63
Depreciation and Amortization	0.69	0.55
Total Operating Costs per Barrel	$3.84	$3.18

Northeast:
Operating Income	$71	$122

Throughput Volumes (Mbbls per Day)	377	387

Throughput Margin per Barrel	$5.59	$5.78

Operating Costs per Barrel:
Refining Operating Expenses	$2.68	$1.78
Depreciation and Amortization	0.80	0.53
Total Operating Costs per Barrel	$3.48	$2.31

West Coast:
Operating Income	$206	$52

Throughput Volumes (Mbbls per Day)	299	256

Throughput Margin per Barrel	$12.67	$7.41

Operating Costs per Barrel:
Refining Operating Expenses	$3.73	$4.18
Depreciation and Amortization	1.27	0.98
Total Operating Costs per Barrel	$5.00	$5.16

	Three Months Ended March 31,
	2005	2004
Retail - U.S.:
Company - Operated Fuel Sites (Average)	1,036	1,137
Fuel Volumes (Gallons per Day per Site)	4,647	4,513
Fuel Margin per Gallon	$0.068	$0.095
Merchandise Sales	$214	$217
Merchandise Margin (Percentage of Sales)	29.2%	28.8%
Margin on Miscellaneous Sales	$28	$23
Selling Expenses	$122	$118

Retail - Northeast:
Fuel Volumes (Thousand Gallons per Day)	3,350	3,392
Fuel Margin per Gallon	$0.227	$0.233
Merchandise Sales	$33	$31
Merchandise Margin (Percentage of Sales)	25.6%	23.5%
Margin on Miscellaneous Sales	$8	$5
Selling Expenses	$53	$47

Average Market Reference Prices and Differentials (Dollars per Barrel):
Feedstocks (at U.S. Gulf Coast, except as Noted):
West Texas Intermediate (WTI) Crude Oil	$49.70	$35.24
WTI Less Sour Crude Oil (8)	$8.06	$3.73
WTI Less Alaska North Slope (ANS) Crude Oil (U.S. West Coast)	$4.85	$1.09
WTI less Maya Crude Oil	$17.08	$9.38

Products:
U.S. Gulf Coast:
Conventional 87 Gasoline Less WTI	$5.86	$8.22
No. 2 Fuel Oil Less WTI	$7.36	$2.65
Propylene Less WTI	$22.17	$9.15
U.S. Mid-Continent:
Conventional 87 Gasoline Less WTI	$7.25	$8.33
Low-Sulfur Diesel Less WTI	$9.24	$4.09
U.S. Northeast:
Conventional 87 Gasoline Less WTI	$4.93	$8.69
No. 2 Fuel Oil Less WTI	$9.34	$4.02
Lube Oils Less WTI	$26.15	$24.31
U.S. West Coast:
CARBOB 87 Gasoline Less ANS	$19.12	$16.55
Low-Sulfur Diesel Less ANS	$18.03	$9.92

(1)     Valero Energy Corporation’s buy/sell arrangements involve linked purchases and sales related to crude oil contracts entered into to address location, quality or grade requirements. Included in cost of sales are amounts which approximate the revenues resulting from these transactions.

(2)     Includes excise taxes on sales by Valero’s U.S. retail system of $190 million and $202 million for the three months ended March 31, 2005 and 2004, respectively.

(3)     Weighted average common and common equivalent shares outstanding and earnings per common share amounts for the three months ended March 31, 2004, have been restated to reflect the effect of a two-for-one split of Valero’s common stock which was effected in the form of a common stock dividend distributed on October 7, 2004.

(4)     The following is a reconciliation of the debt-to-capitalization ratio.  This information is presented because Valero is required to maintain a certain debt-to-capitalization ratio under its bank credit facilities.

	March 31, 2005	December 31, 2004
Debt:
Debt, including current maturities and capital lease obligations, per the balance sheet	$4,045	$4,313
Less: Cash and temporary cash investments	(686)	(864)
Total debt (net of cash)	3,359	3,449

Stockholders’ equity	7,991	7,798
Total capitalization	$11,350	$11,247

Debt-to-capitalization ratio (net of cash)	29.6%	30.7%

(5)     Primarily includes gas oils, No. 6 fuel oil, petroleum coke and asphalt.

(6)     The regions depicted herein contain the following refineries: Gulf Coast- Corpus Christi East and West Refineries, Texas City Refinery, Houston Refinery, Three Rivers Refinery, Krotz Springs Refinery, St. Charles Refinery and Aruba Refinery;
Mid-Continent- McKee Refinery, Ardmore Refinery and Denver Refinery; Northeast- Quebec Refinery and Paulsboro Refinery; and West Coast- Benicia Refinery and Wilmington Refinery.

(7)     The information presented for the three months ended March 31, 2004, includes the operations of the Aruba Refinery and certain related businesses commencing on March 5, 2004, the date of Valero’s acquisition of these facilities from El Paso Corporation.  Throughput volumes for the Gulf Coast region for the three months ended March 31, 2004 are based on a
91-day period, which results in 64 Mbbls per day being included for Aruba.  Throughput volumes for Aruba for the 27 days of its operations during the three-month period averaged 216 Mbbls per day.

(8)     The market reference differential for sour crude oil is based on 50% Arab Medium and 50% Arab Light posted prices.